                                                                    Exhibit 99.1

[AMKOR LOGO]

                                                                    News Release

                    AMKOR REPORTS THIRD QUARTER 2002 RESULTS

    ASSEMBLY & TEST REVENUES RISE 12% OVER SECOND QUARTER, EXCEEDING GUIDANCE

CHANDLER, AZ. -- October 29, 2002 -- Amkor Technology, Inc. (Nasdaq: AMKR) reported third quarter assembly and test revenue of $394 million, up 12% from the second quarter of 2002 and exceeding the company's previous expectations. Third quarter wafer fab revenue was $60 million compared with $59 million in the second quarter. Total revenue was $454 million, up 11% sequentially and up 36% over the prior year period. Third quarter gross margin rose to 11.5% from 3% in the second quarter and negative 3.5% in the third quarter of 2001.

Amkor's third quarter net loss was $59 million, or ($0.36) per share, and included $11 million in after-tax charges associated with factory consolidation and operating efficiency initiatives. Excluding these charges, Amkor's third quarter net loss was $48 million, or ($0.29) per share. For the third quarter of 2001, Amkor's net loss, excluding the amortization of goodwill, was $100 million, or ($0.62) per share.

"During the third quarter we took an important step in our goal of monetizing our investment in Anam Semiconductor with the sale of 20 million ASI shares to Dongbu," said James Kim, Amkor's chairman and chief executive officer. "We received $59 million as the initial payment from the transaction, increasing our cash balance to $235 million. Our ownership interest in ASI has been reduced to 21%, and with additional monetization of this investment we are confident that our cash resources will continue to increase. More significantly, we achieved positive cash flow during the third quarter, which is sooner than we had anticipated."

"Our core assembly and test business has increased 36% since the first quarter, which is a testament to the strength of the outsourcing trend and Amkor's leading market position," said John Boruch, Amkor's president and chief operating officer. "During the year we have steadily gained market share, which we attribute to our strong customer relationships, geographically diversified operations and outstanding product & technology portfolio."

"We have seen continued strength in our MicroLeadFrame(TM) package, which is becoming widely adopted for a broad range of cellular, wireless LAN and standard logic applications. With more than 50 customers designing into MLF, Amkor is the clear industry leader. Our MLF capacity now exceeds 15 million units per week."

"We also expect increased adoption of other advanced packaging solutions such as flip chip, system in package and stacked chips, where Amkor enjoys strong market positions," said Boruch.

                                     -more-

Amkor Reports Third Quarter 2002 Results

FINANCIAL HIGHLIGHTS

"Our third quarter gross margin of 11.5% exceeded expectations and represents a significant improvement over the past several quarters," said Ken Joyce, Amkor's chief financial officer. "Gross margin has increased by more than 1500 basis points from the trough of negative 4% in the first quarter of 2002, reflecting higher revenue levels and ongoing reductions in fixed costs."

"Our operating loss, before special charges, improved to $4 million from $49 million in the second quarter, reflecting higher revenue levels and lower depreciation and operating expenses," said Joyce.

"During the quarter, we commenced consolidation of our two Taiwan manufacturing operations into a single, scalable facility as part of a planned effort to enhance operational efficiencies. In connection with this and other cost reduction efforts, we recognized $14 million pre-tax (most of which is non-cash) in facility exit expenses," said Joyce.

Third quarter EBITDA rose to $71 million from $48 million in the second quarter. We have calculated EBITDA as earnings before income taxes; special charges; equity in income (loss) of affiliates; minority interest; foreign currency gain or loss; interest expense, net; depreciation and amortization; loss on disposal of assets; and loss on impairment of equity investment. EBITDA is a common measure used by investors to evaluate a company's ability to service debt. EBITDA is not defined by generally accepted accounting principles, and our definition of EBITDA may not be comparable to similar companies.

Capital expenditures were $31 million for the third quarter. Depreciation and amortization totaled $77 million. "Our capital budget for 2002 remains in the neighborhood of $100 million," noted Joyce.

"We enter the fourth quarter with enhanced financial liquidity," said Joyce. "We have $235 million in cash at September 30, compared with $162 million at June
30. This increase reflects a $60 million initial payment on the sale of 20 million shares of Anam Semiconductor, Inc. to Dongbu, together with the generation of $13 million in positive cash flow during the quarter. As previously announced, during Q3 our bank group agreed to extend the covenants in our credit facility for an additional year, which reflects a strong vote of confidence from our lenders."

BUSINESS OUTLOOK

Visibility in our industry remains cloudy. On the basis of customers' forecasts, we currently expect fourth quarter assembly & test revenue to be around 5% lower than the third quarter. Wafer fab revenue should be around $50 million.

                                     -more-

Amkor Reports Third Quarter 2002 Results

Effective with the fourth quarter of 2002, Amkor will change the estimated useful lives of certain of its assembly equipment from four years to seven years for depreciation purposes, which is in line with the practice used by other companies in our industry. Amkor will not extend the useful lives of the assembly equipment associated with the second quarter impairment charge. This change is expected to reduce depreciation expense by approximately $18 million per quarter. We expect that as a result of this change, together with ongoing cost efficiency programs, fourth quarter gross margin will improve to around 13%.

Amkor will be holding a conference call on October 29 at 5:00 p.m. eastern time to discuss the results of the third quarter in more detail and to provide additional guidance for the fourth quarter of 2002. The call will be webcast and can be accessed through our web site: www.amkor.com, and through CCBN's website, www.companyboardroom.com.

Amkor Technology, Inc. is the world's largest provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company's SEC filings and on Amkor's web site: www.amkor.com.

The statements by James Kim, John Boruch and Ken Joyce, and the above statements contained in our Business Outlook, are forward-looking statements that involve a number of risks and uncertainties. Factors that could affect future operating results and cause actual results to vary materially from historical and expected results include, but are not limited to: the highly unpredictable nature of the semiconductor industry; volatility of consumer demand for products incorporating our semiconductor packages; worldwide economic effects of the recent terrorist attacks on the United States and the United States military actions in response; competitive pricing and declines in average selling prices; dependence on our relationship with ASI for all of our wafer fabrication output; reliance on a small group of principal customers; timing and volume of orders relative to the production capacity; availability of manufacturing capacity and fluctuations in manufacturing yields; availability of financing; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental regulations; and the results of ASI through the equity method of accounting.

Further information on risk factors that could affect the outcome of the events set forth in these statements and that would affect the company's operating results and financial condition is detailed in the company's filings with the Securities and Exchange Commission, including the Report on Form 10-Q for the three months ended June 30, 2002.

Contact:
      Jeffrey Luth,
      VP Corporate Communications
      480-821-2408 ext. 5130
      jluth@amkor.com

                               (tables to follow)

Amkor Reports Third Quarter 2002 Results

                             AMKOR TECHNOLOGY, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                     For the Three Months Ended September 30
                      (in thousands, except per share data)

                                                                                                       Pro Forma (1)
                                                                            2002            2001            2001
                                                                            ----            ----            ----
Net revenues
     Assembly and Test                                                   $ 393,563       $ 288,529       $ 288,529
     Wafer Fab                                                              60,365          46,187          46,187
                                                                         ---------       ---------       ---------
          Total                                                            453,928         334,716         334,716

Cost of revenues -- including purchases from ASI                           401,555         346,355         346,355
                                                                         ---------       ---------       ---------

Gross profit (loss)                                                         52,373         (11,639)        (11,639)
                                                                         ---------       ---------       ---------

Operating expenses:
Selling, general and administrative                                         47,103          47,847          47,847
Research and development                                                     7,622           9,784           9,784
(Gain)/Loss on disposal of assets                                             (200)          3,132           3,132
Special charges (2)                                                         13,819               0               0
Amortization of goodwill & other acquired intangibles                        2,000          21,214           1,184
                                                                         ---------       ---------       ---------
Total operating expenses                                                    70,344          81,977          61,947
                                                                         ---------       ---------       ---------
Operating income (loss)                                                    (17,971)        (93,616)        (73,586)
                                                                         ---------       ---------       ---------

Other (income) expense:
Interest expense, net                                                       37,391          37,904          37,904
Foreign currency loss (gain)                                                  (813)         (1,071)         (1,071)
Other expense (income), net                                                    991          (1,513)         (1,513)
                                                                         ---------       ---------       ---------
Total other expense                                                         37,569          35,320          35,320
                                                                         ---------       ---------       ---------

Income (loss) before income taxes and equity in income of investees        (55,540)       (128,936)       (108,906)
Provision (benefit) for income taxes                                       (10,109)        (24,498)        (24,498)
Equity in (loss) of investees                                              (12,532)        (14,732)        (14,732)
Amortization of equity method goodwill                                           0          (8,929)              0
Loss on impairment/Sale of equity investment                                (1,767)              0               0
Minority Interest                                                              423            (645)           (645)
                                                                         ---------       ---------       ---------
Net income (loss)                                                        $ (59,307)      $(128,744)      $ (99,785)
                                                                         =========       =========       =========

Per Share Data:
Basic net income (loss) per common share                                 $   (0.36)      $   (0.80)      $   (0.62)
                                                                         =========       =========       =========

Diluted net income (loss) per common share                               $   (0.36)      $   (0.80)      $   (0.62)
                                                                         =========       =========       =========

Shares used in computing basic net income (loss) per common share          164,489         160,581         160,581
                                                                         =========       =========       =========

Shares used in computing diluted net income (loss) per common share        164,489         160,581         160,581
                                                                         =========       =========       =========

(1) The Pro Forma results exclude the effects of the amortization of goodwill and the amortization of the difference between the cost of our equity investments and our share of the underlying net assets.

(2)   Special charges include the following:

            Loss of FAS 142 Impairment                                   $      --
            Loss on FAS 144 Impairment                                          --
            Loss on facility shutdowns                                      13,819
                                                                         ---------
                                                                            13,819
                                                                         =========

Amkor Reports Third Quarter 2002 Results

                             AMKOR TECHNOLOGY, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                     For the Nine Months Ended September 30
                      (in thousands, except per share data)

                                                                                                            Pro Forma (1)
                                                                             2002              2001              2001
                                                                             ----              ----              ----
Net revenues
     Assembly and Test                                                   $ 1,032,989       $ 1,039,365       $ 1,039,365
     Wafer Fab                                                               180,464           126,143           126,143
                                                                         -----------       -----------       -----------
          Total                                                            1,213,453         1,165,508         1,165,508

Cost of revenues -- including purchases from ASI                           1,162,170         1,087,351         1,087,351
                                                                         -----------       -----------       -----------

Gross profit (loss)                                                           51,283            78,157            78,157
                                                                         -----------       -----------       -----------

Operating expenses:
Selling, general and administrative                                          144,397           153,206           153,206
Research and development                                                      24,535            28,421            28,421
Loss on disposal of assets                                                     2,912             4,654             4,654
Special charges (2)                                                          281,985                 0                 0
Amortization of goodwill & other acquired intangibles                          4,995            63,699             3,523
                                                                         -----------       -----------       -----------
Total operating expenses                                                     458,824           249,980           189,804
                                                                         -----------       -----------       -----------
Operating income (loss)                                                     (407,541)         (171,823)         (111,647)
                                                                         -----------       -----------       -----------

Other (income) expense:
Interest expense, net                                                        111,010           123,110           123,110
Foreign currency loss (gain)                                                   1,892                (6)               (6)
Other expense (income), net                                                        4            (2,924)           (2,924)
                                                                         -----------       -----------       -----------
Total other expense                                                          112,906           120,180           120,180
                                                                         -----------       -----------       -----------

Income (loss) before income taxes and equity in income of investees         (520,447)         (292,003)         (231,827)
Provision (benefit) for income taxes                                         (58,082)          (55,481)          (55,481)
Equity in (loss) of investees                                                (24,737)          (49,509)          (49,509)
Amortization of equity method goodwill                                             0           (26,745)                0
Loss on impairment/Sale of equity investment                                (141,303)                0                 0
Minority Interest                                                             (2,238)           (1,473)           (1,473)
                                                                         -----------       -----------       -----------
Net income (loss)                                                        $  (630,643)      $  (314,249)      $  (227,328)
                                                                         ===========       ===========       ===========

Per Share Data:
Basic net income (loss) per common share                                 $     (3.85)      $     (2.02)      $     (1.46)
                                                                         ===========       ===========       ===========

Diluted net income (loss) per common share                               $     (3.85)      $     (2.02)      $     (1.46)
                                                                         ===========       ===========       ===========

Shares used in computing basic net income (loss) per common share            163,854           155,594           155,594
                                                                         ===========       ===========       ===========

Shares used in computing diluted net income (loss) per common share          163,854           155,594           155,594
                                                                         ===========       ===========       ===========


(1) The Pro Forma results exclude the effects of the amortization of goodwill and the amortization of the difference between the cost of our equity investments and our share of the underlying net assets.

(2)   Special charges include the following:

               Loss of FAS 142 Impairment                                $    73,080
               Loss on FAS 144 Impairment                                    190,266
               Loss on facility shutdowns                                     18,639
                                                                         -----------
                                                                             281,985
                                                                         ===========

Amkor Reports Third Quarter 2002 Results

                             AMKOR TECHNOLOGY, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                                 September 30,      December 31,
                                                                                     2002              2001
                                                                                     ----              ----
                                                                                  (unaudited)
Assets
Current assets:
      Cash and cash equivalents                                                   $   235,038       $   200,057
      Accounts receivable --
          Trade, net of allowance for doubtful accounts of $6,893 and $6,842          255,135           211,419
          Due from affiliates                                                             725               871
          Other                                                                         9,154             8,953
      Inventories                                                                      79,275            73,784
      Other current assets                                                             74,120            37,106
                                                                                  -----------       -----------
              Total current assets                                                    653,447           532,190
                                                                                  -----------       -----------
Property, plant and equipment, net                                                  1,022,454         1,392,274
                                                                                  -----------       -----------
Investments                                                                           125,973           382,951
                                                                                  -----------       -----------
Other assets:
      Due from affiliates                                                              21,348            20,518
      Goodwill                                                                        623,713           659,130
      Acquired Intangibles                                                             46,941            37,050
      Other                                                                           251,067           199,205
                                                                                  -----------       -----------
              Total other assets                                                      943,069           915,903
                                                                                  -----------       -----------
              Total assets                                                        $ 2,744,943       $ 3,223,318
                                                                                  ===========       ===========

Liabilities and Stockholders' Equity
Current liabilities:

      Bank overdraft                                                              $     6,252       $     5,116
      Short-term borrowings and current portion of long-term debt                      50,849            54,815
      Trade accounts payable                                                          174,634           148,923
      Due to affiliates                                                                46,337            16,936
      Accrued expenses                                                                195,285           145,544
                                                                                  -----------       -----------
              Total current liabilities                                               473,357           371,334
Long-term debt                                                                      1,754,809         1,771,453
Other noncurrent liabilities                                                           81,693            64,077
                                                                                  -----------       -----------
              Total liabilities                                                     2,309,859         2,206,864
                                                                                  -----------       -----------

Minority Interest                                                                      10,158             7,737

Stockholders' equity:
      Common stock                                                                        165               162
      Additional paid-in capital                                                    1,168,221         1,123,541
      Retained earnings                                                              (737,618)         (106,975)
      Receivable from stockholder                                                      (2,887)           (3,276)
      Accumulated other comprehensive losses                                           (2,955)           (4,735)
                                                                                  -----------       -----------
              Total stockholders' equity                                              424,926         1,008,717
                                                                                  -----------       -----------
              Total liabilities and stockholders' equity                          $ 2,744,943       $ 3,223,318
                                                                                  ===========       ===========